Exhibit 99.1

Veea to Become Publicly Traded Company via proposed Business Combination with Plum Acquisition Corp. I

NEW YORK, NY and SAN FRANCISCO, CA, Nov. 28, 2023 (GLOBE NEWSWIRE) – Veea Inc. (“Veea” or the “Company”), a digital transformation company, and Plum Acquisition Corp. I (“Plum”, and together, the “Parties”) (Nasdaq: PLMI), a Cayman Islands exempted company formed as a special purpose acquisition company by Ursula Burns, Kanishka Roy and Mike Dinsdale, today announced their entry into a definitive business combination agreement (the “Business Combination Agreement”) related to a proposed merger (such merger and related transactions, including the issuance by Plum of securities in connection therewith, collectively, the “Business Combination”) expected to result in Veea becoming a publicly traded company (referred to herein as the “Combined Company” ) whose business, after the closing (the “Closing”), assuming the occurrence thereof, will be the continued business of Veea. Following are certain highlights regarding the proposed Business Combination and the Parties’ expectations regarding the business of the Combined Company after the Closing:

-	Transaction implies a total enterprise value of approximately $281 million, prior to an anticipated $50 million private financing by Veea, assuming certain redemptions of Plum public shares.

-	Veea’s plug-and-play smart hub products, with converged computing and communications, allow customers to securely access always-on mission critical digital applications locally with low latency, privacy and data ownership at the user or the device edge, where people / places / things first connect to the internet.

-	Edge computing products serve potential customers across extensive addressable markets encompassing multiple industries and geographies.

-	The business combination will allow Veea to leverage its first-mover advantage to offer industry-leading solutions based on its virtual Trusted Broadband Access (vTBA) platform, which brings about network-managed IP-addressable Wi-Fi and IoT devices and sensors, much like the user experience with cellular devices, with subscription services and roaming between VeeaHub coverage areas (“Cellular-like Wi-Fi”).

-	World-class management, engineering and solutions delivery teams.

-	Veea believes that combining with Plum will accelerate the roll-out of its highly scalable hyperconverged edge computing and communications solution across multiple industries and use cases including for Digital Inclusion of unserved and underserved population across communities, such as in rural and remote areas, worldwide.

The proposed Business Combination between Plum and Veea is structured as a merger between a wholly-owned subsidiary of Plum, on the one hand, and Veea, on the other, following which Plum, after transitioning out of the Cayman Islands and into the State of Delaware to become a Delaware corporation (the “Domestication”), will be renamed and will continue the business of Veea.

Founded in 2014, Veea offers edge-to-cloud computing with its VeeaHub smart computing hub products, that can replace or complement Wi-Fi Access Points (APs), IoT gateways, routers, basic firewalls, network attached storage, and other types of hubs and appliances at user premises. Cloud-managed VeeaHub products and its edge applications are at the core of Veea’s mission of championing digital transformation across many industries.

Mr. Allen Salmasi, Chairman and Chief Executive Officer of Veea, offered the following quote: “We believe that Veea is well-positioned for substantial growth, and we are thrilled to partner with the Plum team members with their celebrated background in successfully building businesses and creating shareholder value. Together, we will work to accelerate the expansion of our transformative new product category that provides for the first fully converged edge computing and communications solution for containerized applications supported by Edge AI, cellular-like managed Wi-Fi and IoT devices, and a slew of other product capabilities at the edge.” Mr. Allen Salmasi also stated: “Veea expects an extensive addressable market for this new product category of hyperconverged platform products, including new and upgrade markets for Wi-Fi Access Points (APs), IoT gateways and Fixed Wireless Access (FWA) devices.”

Transaction Overview

The transaction consideration to be issued to Veea securityholders (including holders of outstanding debt and other convertible securities) at the Closing of the proposed Business Combination will consist of newly-issued Plum securities determined based on a pre-money equity value for Veea’s outstanding equity securities and certain outstanding debt that will be converted into equity at the Closing of approximately $194 million, excluding any money raised by Veea in its current financing .

In addition, following the Closing of the Business Combination, holders of Veea capital stock as of immediately prior to the Closing (excluding holders of securities issued in Veea’s current financing) will have the contingent right to receive up to 4.5 million additional shares of Combined Company common stock if certain trading-price based milestones of the Combined Company’s common stock are achieved during the ten-year period following the Closing, as set forth in the Business Combination Agreement.

Proceeds from the proposed Business Combination and financing transactions are expected to support the Combined Company in its business plans, including Veea’s mission of positioning itself as a leader of Digital Inclusion across the globe.

Current equity holders of Veea are expected to own a majority of the outstanding capital stock of the Combined Company immediately after the Closing and Veea will appoint a majority of the members of the board of directors of the Combined Company in accordance with the terms of the Business Combination Agreement.

The Parties expect the Business Combination to be consummated during the first half of 2024, following satisfaction of certain closing conditions set forth in the Business Combination Agreement, including, without limitation, approval by shareholders of Plum and stockholders of Veea, the effectiveness of a registration statement to be filed by Plum with the Securities and Exchange Commission (the “SEC”) in connection with the transaction, the expiration of any HSR Act waiting period and other customary closing conditions. The proposed Business Combination has, prior to the execution of the Business Combination Agreement, been approved by the boards of directors of each of Veea and Plum.

Additional information about the proposed transaction, including a copy of the business combination agreement, will be provided in a Current Report on Form 8-K to be filed by Plum with the SEC and available at www.sec.gov.

Advisors

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, is serving as the exclusive financial advisor and lead capital markets advisor to Plum. Hogan Lovells US LLP is serving as Plum’s legal advisor.

Ellenoff Grossman & Schole LLP is serving as Veea’s U.S. legal advisor.

About Veea Inc.

Veea is redefining and simplifying secure edge computing in a way that improves application responsiveness, reduces bandwidth and data transport costs, and eliminates central cloud dependency. Veea was formed in 2014 and is headquartered in New York City, with its engineering activities located in Bath, UK, and Iselin, New Jersey, USA, along with sales and support offices located at multiple locations throughout the US, France, South Korea, and Brazil. Veea was named by Gartner as a 2021 Cool Vendor in Edge Computing and as a Leading Smart Edge Platform in 2023.

Veea was founded by and is led by pioneering wireless technology leader, Allen Salmasi, who drove industry transformation through his contributions to the development of CDMA/TDMA-based OmniTRACS, the largest mobile satellite messaging and position reporting system with integrated IoT solutions during the 1980s and 1990s; CDMA-based 2G/3G technology and products at Qualcomm in 1990s; OFDMA-based 4G technology and products at NextWave during the 2000s, and hyperconverged edge computing and communications during the 2010s.

Veea has developed significant intellectual property in hardware, software, and systems for hybrid edge-cloud computing and communications, with 104 patents granted and 28 patents pending. For more information, visit veea.com or follow us on X and LinkedIn.

Veea Products and Solutions

Veea offers edge-to-cloud computing with first-in-class cloud-managed VeeaHub, a highly integrated connectivity and computation platform with a full range of connectivity options and a Linux server that provides for a virtualized software environment and patented Secured Docker containers for containerized apps, storage and an advanced security stack. The result is an industry-first hyperconverged elastic edge computing platform with orchestration. VeeaHub products deployed at a location create a distributed computing environment instantaneously that delivers cost-effective “data center”-like services through a dynamic connectivity, application and microservices mesh.

The groundbreaking virtual Trusted Broadband Access (vTBA) developed by Veea provides for network management of IP-addressable Wi-Fi and IoT devices delivering a user experience much like cellular devices with subscription services and roaming between VeeaHub coverage areas with Single Sign-On (SSO) across the entire platform. The “cellular Wi-Fi” solution offers a totally differentiated “network-in-a-box” solution for a plethora of ISP use cases, such as pre-paid or subscription-based managed Wi-Fi/IoT devices and sensors for multi-dwelling units (MDUs), promotion-based or subscription-based public Wi-Fi, cellular-like services for Wi-Fi and IoT devices for communities of subscribers with Internet connection through an optical fiber, 4G/5G cellular and/or a satellite connection, which extends to work-from-home (WFH), remote patient monitoring, and many other similar edge applications.

To Veea’s knowledge, its STAX-5G, sporting a Wi-Fi 6 mesh router, storage, IoT gateway and networking/application mesh, is currently the only 5G FWA CPE in the market that supports multiaccess edge computing functionality for offering 5G core network-managed edge applications. With vTBA, it extends 5G network slicing beyond the STAX-5G CPE to any IP-addressable Wi-Fi/IoT device. This unique capability extends the range of subscription services that may be offered by the network operators and ISPs, which can grow exponentially with the ability to manage more Wi-Fi and IoT devices at the edge through 5G connection into customer premises. The combined capabilities of STAX-5G are expected to increase ARPU and reduce churn with offered apps such as energy management, IPTV, automation of Smart Spaces (e.g., smart-home-as-a-service), AdEdge advertising and content management platform, highly secure connectivity with dedicated connections to the office-assigned devices such as laptops for WFH, and other use cases that may be supported by no-code/low-code AI workflows.

Veea’s products can support a wide range of use cases for applications in numerous industry verticals, mission critical enterprises and consumer applications with local and cloud management at networks’ edge, where consumers live, shop, work and play, including:

●	Smart Buildings. VeeaHub devices support Honeywell’s Niagara Framework containerized application for building and energy management, which makes it simple to connect, control, normalize, and analyze across most major industry solutions for controls, automation, and management. The integrated product offering incorporates a highly advanced cybersecurity solution for buildings and critical infrastructure. The solution can reduce the carbon footprint of buildings, which are a significant contributor to global carbon emissions and energy demand. Niagara Framework building management and industrial automation solutions are deployed in 70 countries with over one million installations worldwide.

●	Smart Retail. Veea has a partnership with iFREE Group, the developer of TROLLEE, which is an omnichannel AI-driven smart shopping cart. The integrated solution, with VeeaHub units installed throughout the store, provides for both connectivity and computing, and incorporates a highly advanced location-based AdEdge advertising platform developed by Veea that delivers contextual and relevant ads and recommendations to the shopper. TROLLEE platform solution has been deployed by several major supermarket chains in Southeast Asia and is designed to increase basket size, customer loyalty and advertising revenue, and reduce retailers’ operating costs.

●	Artificial Intelligence. Edge computing with converged wired and wireless communications across most commonly employed protocols are mandatory for most Industry 4.0 edge AI applications, which are rapidly migrating from the Cloud to the edge devices given the skyrocketing costs of running generative AI in the cloud. The migration of AI to the edge is also driven by the requirements for low latency, privacy, security, and the ability to use personalized or business information coming from the edge devices to tailor the prompts going into generative AI or inference models, which results in outputs that are likewise more targeted in both content and context to the specific users or business applications running at the edge.

●	Digital Inclusion. Veea is also providing for digital inclusion of a large number of unserved and underserved population in several regions globally with a highly secure private “local cloud” solution for communities in remote and rural areas. The economical plug and play last mile networks with value-added services supplied by Veea to service providers are highly optimized for the one-third of the world population without Internet connectivity and the rest of the world population with underserved broadband connectivity.

About Plum Acquisition Corp. I

Plum Acquisition Corp. I is a special purpose acquisition company founded by Ursula Burns, Kanishka Roy, and Mike Dinsdale. Plum was formed with the mission of creating a platform, built by operators for operators, to enable great private companies to become outstanding public companies and listed stocks.

Additional Information and Where to Find It

In connection with the proposed Business Combination, Plum intends to file a registration statement on Form S-4 with the SEC, which will include a preliminary proxy statement and a prospectus in connection with the Business Combination. SHAREHOLDERS OF PLUM ARE ADVISED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT, ANY AMENDMENTS THERETO, THE DEFINITIVE PROXY STATEMENT, THE PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE BUSINESS COMBINATION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THIS PRESS RELEASE DOES NOT CONTAIN ALL THE INFORMATION THAT SHOULD BE CONSIDERED CONCERNING THE BUSINESS COMBINATION. IT IS ALSO NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION OR ANY OTHER DECISION IN RESPECT OF THE BUSINESS COMBINATION. When available, the definitive proxy statement and other relevant documents will be mailed to the shareholders of Plum as of a record date to be established for voting on the Business Combination. Shareholders and other interested persons will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement, the Registration Statement on Form S-4 and other documents filed by Plum with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov.

Participants in Solicitation

Plum and Veea and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Plum’s shareholders in connection with the proposed Business Combination. Information about Plum’s directors and executive officers and their ownership of Plum’s securities is set forth in Plum’s filings with the SEC. To the extent that holdings of Plum’s securities have changed since the amounts printed in Plum’s Registration Statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Veea and Plum and Veea’s business. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.

These forward-looking statements include, but are not limited to, statements regarding Veea’s expected product offerings; the capitalization of the Combined Company after giving effect to the proposed Business Combination and the anticipated $50 million private financing; the expected timing of the completion of the proposed Business Combination; Plum’s or Veea’s estimates of expenses and profitability; and expectations with respect to future operating and financial performance.

These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Veea’s and Plum’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied upon by any investors as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and are subject to risks and uncertainties that may cause Veea’s and Plum’s activities or results to differ significantly from those expressed in any forward-looking statement, including changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the Parties to successfully or timely consummate the proposed Business Combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Veea or the expected benefits of the proposed Business Combination; the outcome of any legal proceedings that may be instituted against Plum, Veea, the Combined Company or others following the announcement of the Business Combination; failure to obtain the approval of the equity holders of Veea or Plum; failure to realize the anticipated benefits of the proposed business combination; the potential inability to consummate the anticipated financing on terms or in amounts satisfactory to the Parties, or at all; the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement; the ability to meet stock exchange listing standards following the consummation of the Business Combination; the effect of the announcement or pendency of the Business Combination on Veea’s business relationships, operating results, current plans and operations; risks related to the rollout of Veea’s business and the timing of expected business milestones; the effects of competition on Veea’s business; supply shortages in the materials necessary for the production of Veea’s products; delays in construction and operation of production facilities; Veea’s ability to produce its products at commercial scale; the amount of redemption requests made by Plum’s public equity holders; changes in applicable laws or regulations; the possibility that Plum, Veea or the Combined Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties described from time to time in filings by Plum with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release. There may be additional risks that neither Veea or Plum presently know or that Veea and Plum currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of Plum’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, the Registration Statement on Form S-4 and other documents filed by Plum from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Veea and Plum assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Veea nor Plum gives any assurance that either Veea or Plum will achieve its expectations.

Contacts:

contact@plumpartners.com

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